Exhibit 99

Admiralty Bancorp, Inc., Announced Results for Third Quarter 2000

PALM BEACH GARDENS, Fla., Oct. 13 -- Admiralty Bancorp, Inc., (Nasdaq: AAABB - news) parent company of Admiralty Bank announced today its results for the third quarter of 2000.

Admiralty Bancorp reported a third quarter net profit of $118,000, or $0.04 per share, and a year-to-date profit of $556,000, or $0.20 per share, compared to a profit of $63,000, or $0.02 per share, and $119,000, or $0.04 per share in the respective periods one year ago. For the third quarter of 2000, the Company's total interest income increased 108% over the third quarter of 1999, to $4,462,000 from $2,148,000.

This growth in earnings reflects the dramatic increase in the Company's assets as the management team continues to focus on high quality internal growth. The Company's interest expense increased 241% over the third quarter of 1999, to $2,242,000 in 2000 from $658,000 in 1999. This increase is attributable to growth in the deposit portfolio as demonstrated in the following table, and to Federal Home Loan Bank borrowings and a repurchase agreement not in place in 1999.

The Company's cost of funds for the three months ended September 30, 2000 was 4.67% as compared to a cost of funds of 2.75% for the comparable period of 1999, reflecting the rise in interest rates between these periods and the initiative of the Company to raise additional deposits to fund the dramatic loan growth.

The additional deposits were raised primarily in money market accounts and time deposits on which the average balances increased $26 million and $47 million, respectively, in the third quarter of 2000 compared to the same period in 1999.

The internal growth in assets and deposits over the past twelve months is demonstrated as follows:

                                 9/30/99         9/30/00          % Increase

    Total Loans                89.7 million   163.3 million         82.1%
    Total Deposits            106.4 million   185.1 million         74.0%
    Total Assets              126.4 million   220.0 million         74.1%

The Company has demonstrated the ability to continue with rapid growth and simultaneously produce a profit. The Company generated pre-tax income of $158,000 and $918,000 in the three and nine months ended September 30, 2000, respectively. The $158,000 pre-tax income for the quarter is net of $170,000 in depreciation and amortization expenses and $370,000 provision to the allowance for loan losses. The $918,000 pre-tax income for the nine month period is net of $429,000 in depreciation and amortization expenses and $813,000 provision to the allowance for loan losses.

Mr. Ward Kellogg, President and Chief Executive Officer of Admiralty Bancorp, Inc. stated, "We would like to thank our customers and shareholders for their continued faith and support. The growth rates Admiralty has posted for the two years since our initial public offering demonstrates our business community's desire to deal with a local bank with local decision

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makers. The immediate acceptance of our recent expansion into the Orlando market with an entire team of experienced local bankers proves that the need for our services extends to other great markets in Florida."

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and five branch offices located in Boca Raton, Juno Beach, Jupiter, Melbourne and Orlando, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.

SOURCE: Admiralty Bancorp, Inc.